                                                                    EXHIBIT 20.1





                    FIDUCIARY CAPITAL PENSION PARTNERS, L.P.
--------------------------------------------------------------------------------























                     --------------------------------------
                              THIRD QUARTER REPORT
                                      1997

                    FIDUCIARY CAPITAL PENSION PARTNERS, L.P.
--------------------------------------------------------------------------------

                              MESSAGE TO INVESTORS

Dear Investor:

In recent months, there have been a number of significant developments with respect to several of the Fund's portfolio investments. We will highlight the most significant of these developments in this letter. In addition, we will briefly summarize the results of the 1997 repurchase offer and the status of your distributions.


INVESTMENT UPDATE

Neodata Corporation ("Neodata") During August 1997, Electronic Data Systems Corporation ("EDS") offered to purchase for cash all of Neodata's outstanding stock that it did not already own. Hicks, Muse, the owner of a majority of the common stock, accepted the offer and the purchase by EDS closed on September 2, 1997. The Fund received $1,178,150 of cash proceeds from the sale of its Neodata stock, resulting in a realized gain of approximately $900,000.

ENI Holding Corp. ("ENI") During June 1997, the Fund received a written offer from ENI management to prepay the Fund's subordinated debt, redeem the Fund's preferred stock and purchase the Fund's Class B common stock and warrants. The offer was reviewed by all of the subordinated debt holders, including the Fund, and rejected as inadequate. As a result of this offer, the Fund wrote the Class B common stock and warrants up in value by approximately $950,000 at June 30, 1997, to an amount equal to 80% of the price offered by management.

During August 1997, ENI management made an improved offer, which was revised and accepted by all of the subordinated debt holders, following a series of negotiations. The sale closed on November 5, 1997, with the Fund receiving $7,964,933 of sales proceeds. The sales proceeds included proceeds from (i) the prepayment of the subordinated debt, along with applicable accrued interest and prepayment penalties, (ii) the redemption of the Fund's preferred stock, along with all accumulated dividends,

                                ---------------
                                       ONE

                    FIDUCIARY CAPITAL PENSION PARTNERS, L.P.
--------------------------------------------------------------------------------

and (iii) the purchase of the Fund's Class B common stock and warrants.

During November 1997, the Fund recorded a realized gain of approximately $2.1 million from the sale of the common stock and warrants and a realized gain of approximately $0.1 million from the prepayment of the subordinated debt. The Fund had previously accrued the interest on the subordinated debt and the dividends on the preferred stock. As discussed above, approximately one-half of this gain was recorded as an unrealized gain during the second quarter of 1997.

Atlas Environmental, Inc. ("Atlas") In previous reports, we have discussed the disappointing performance of this investment. Atlas defaulted on the interest payments due to the Fund and filed for bankruptcy. Atlas is currently developing a plan of reorganization for submission to the bankruptcy court that provides for the continued operation of its businesses, involving a series of strategic asset acquisitions and dispositions. As a result of these developments, the Fund stopped accruing interest on its Atlas investment effective April 1996 and has written the carrying value of its investment down to a minimal amount. Under certain circumstances, the Fund may consider a follow-on investment to facilitate Atlas' plan of reorganization.

LMC Operating Corp. ("LMC") LMC has designed and is offering to the market a low ground pressure rubber-tracked dozer, loader and tool carrier called the Skid Trak. This machine is a multi-purpose machine to be used where similar machines bog down or create excessive damage to the environment. The Skid Trak provides an environment friendly, stable platform with the required traction to traverse rocky, muddy, snowy or soft terrain with minimal damage to the surface. The Skid Trak is designed to serve numerous markets, with primary emphasis on construction, agriculture and landscaping. This product diversification will enable LMC to reduce its dependence on seasonal markets related to snow grooming, while taking advantage of its years of experience in the design and manufacture of low ground pressure, tracked vehicles.

LMC is in the process of developing a dealer distribution network in North America. Pacific Rim opportunities are being pursued with Marubeni

                                ----------------
                                       TWO

                    FIDUCIARY CAPITAL PENSION PARTNERS, L.P.
--------------------------------------------------------------------------------

American Corporation, which currently distributes LMC products in Japan. Two dealers have been selected and both are test marketing the product in their respective markets. Full-scale production began in December 1997. Initial target markets are California, Florida, Texas and Louisiana. Secondary markets will include the Pacific Northwest, the Carolinas and other Gulf Coast states.

LMC introduced the Skid Trak at trade shows almost a year ago. The response from these shows has been extremely favorable, as evidenced by strong dealer interest from some of the best dealers in the target markets. These trade shows have also resulted in the Skid Trak being selected by Construction Equipment magazine as its "New Product of the Year". It will be featured on the cover of the December 1997 issue, which should dovetail nicely with the planned first quarter introduction of this product.

We are confident that this product presents an opportunity for LMC to greatly improve its sales and return to profitability.

INVESTMENT PERFORMANCE

The following analysis reflects only the Fund's investments that have gone full cycle, i.e., the investments that have been sold and with respect to which the Fund has recorded a realized gain or loss. Thus, investments that the Fund still owns, such as AR Accessories, R.B.M. Precision Metal Products, Atlas and LMC, are not included.

As reflected in the following graph and the schedules on pages eight and nine of this Report, the Fund invested a total of $34.2 million in subordinated debt investments and received total proceeds of $40.8 million, including interest income, and fees and prepayment penalties, if applicable. In the aggregate, these debt investments yielded a return on investment of 1.19 to 1 and an annualized internal rate of return of 9.39%. The Fund also invested $2.8 million in equity securities, from which it received total proceeds of $10.8 million. In the aggregate, these equity investments yielded a return on investment of 3.86 to 1 and an annualized internal rate of return of 34.83%.

                                ----------------
                                      THREE

                    FIDUCIARY CAPITAL PENSION PARTNERS, L.P.
--------------------------------------------------------------------------------

                                    [CHART]

We believe that the Fund's performance to date has been reasonably good and we will be working very hard in the upcoming years to realize the greatest possible returns from the remaining investments. The Fund has six remaining investments, which should be liquidated over the next two or three years.


NET ASSET VALUE

The Fund's net asset value per Unit was $13.12 at September 30, 1997 and $13.72 at November 14, 1997. The November 14th net asset value was used to establish the repurchase price for the 1997 repurchase offer. These net asset values compare to net asset values of $15.08 at December 31, 1996 and $13.82 at June 30, 1997.

The decline in the net asset value from December 31, 1996 to September 30, 1997 resulted primarily from the increase in the Fund's net unrealized loss that was recorded during the nine months ended September 30, 1997 and the fact that a portion of the cash distributions for the nine months ended September 30, 1997 represented a return of capital. The increase in the net unrealized loss was primarily attributable to writedowns in the carrying values of the Atlas and AR Accessories investments. These writedowns were partially offset by increases in the carrying values for other

                               -----------------
                                      FOUR

                    FIDUCIARY CAPITAL PENSION PARTNERS, L.P.
--------------------------------------------------------------------------------

investments, primarily the ENI and KEMET investments. All gains realized during the nine months ended September 30, 1997 were distributed to the Fund's investors.

The increase in the net asset value from September 30, 1997 to November 14, 1997 was primarily attributable to the gain realized with respect to the ENI investment. This gain was partially offset by a number of items, including an additional writedown of the carrying value of the LMC investment.


PERIODIC UNIT REPURCHASE POLICY

Pursuant to the terms of the Periodic Unit Repurchase Policy, which was adopted by the Fund's investors during 1993, the Fund annually offers to repurchase from investors, up to 7.5% of its outstanding Units for an amount equal to the current net asset value per Unit, net of a 2% fee retained by the Fund to offset expenses incurred in connection with the repurchase offer. If more than 7.5% of the outstanding Units are tendered, then at their discretion, the Fund's General Partners may vote to repurchase up to an additional 2% of the outstanding Units. If Units in excess of this amount are tendered, Units are purchased on a pro-rated basis, after giving priority to investors owning less than 100 Units.

The 1997 repurchase offer was mailed to investors during October 1997. Investors tendered 172,024 Units, or approximately 15.57% of the Fund's outstanding Units, for repurchase. The Fund repurchased 84,739 Units, or approximately 7.67% of the Fund's outstanding Units, during November 1997 at a net asset value of $13.72 ($13.45, net of the 2% fee).


CASH DISTRIBUTIONS

The distribution for the third quarter of 1997 was paid on November 14, 1997. This distribution included both the regular $.30 per Unit distribution and a special distribution of $1.00 per Unit, which consisted of proceeds


                                ----------------
                                      FIVE

                    FIDUCIARY CAPITAL PENSION PARTNERS, L.P.
--------------------------------------------------------------------------------

received from the Neodata sale. On a combined basis, the cash distributions for the first three quarters of 1997 consisted of current net investment income (20.9%), realized gain on investments (45.6%) and a return of capital (33.5%).

As a result of the sale of the ENI securities, management has decided to increase the regular quarterly distribution from $.30 to $1.00 per Unit, beginning with the fourth quarter 1997 distribution, which will be paid on February 13, 1998. The bulk of the distribution increase will consist of gain on sale of investments and a return of invested capital.


IN-KIND DISTRIBUTION

Management is considering the conversion of some portion of the LMC debt the Fund holds into common shares, and the subsequent distribution of these shares to the Fund's investors. We are exploring the regulatory and legal aspects of this, as well as negotiating with the other major shareholder of LMC. Any shares distributed would be listed on a national stock exchange and would be freely tradable. At present, there can be no assurance that this will actually occur. If it does, we would expect the distribution of the shares to occur in approximately mid-1998.


PROPOSED EXCHANGE

In previous quarters, we discussed a plan to exchange your Units for shares in a newly formed Delaware Business Trust, with the shares being listed on a national exchange. This plan has proven not to be viable and has been abandoned. At the present time, the Fund has remaining investments in six portfolio companies, only two of which are investments in subordinated debt securities that generate current income. Even though the Fund's income has declined substantially, it may take a number of years for these remaining investments to mature. Consequently, we are reviewing a number of alternatives for efficiently managing the Fund over the remainder of its life. Many of the alternatives would require changes to the Fund's structure, which would require the approval of the investors. Once the

                                 --------------
                                       SIX

                    FIDUCIARY CAPITAL PENSION PARTNERS, L.P.
--------------------------------------------------------------------------------


General Partners have determined the best course of action, you will be promptly advised.

                  *    *    *    *    *    *    *    *
If you have any questions regarding your investment in the Fund, please call us at 800-866-7607.

Sincerely,


/s/ Paul Bagley

Paul Bagley, Chairman
FCM Fiduciary Capital Management Company


/s/ W. Duke DeGrassi

W. Duke DeGrassi, President
FCM Fiduciary Capital Management Company

December 12, 1997









                               -----------------
                                      SEVEN

                    FIDUCIARY CAPITAL PENSION PARTNERS, L.P.
--------------------------------------------------------------------------------

                                DEBT INVESTMENTS
                          REALIZED GAINS AND LOSSES (1)


--------------------------------------------------------------------------------------------
                                                                               Internal
Year of Investment /      Year of                               Gain(1)         Rate of
Portfolio Company(2)     Repayment     Cost     Proceeds(1)      (Loss)         Return
--------------------------------------------------------------------------------------------
       1990
       ----
Carr-Gottstein Foods Co.    1993   $ 2,426,680   $ 4,125,587   $ 1,698,907          23.56%
Midwest Dental Products
   Corporation              1992     4,521,533     6,558,107     2,036,574          22.63
Neodata Corporation         1993     2,215,553     3,200,305       984,752          17.11

       1991
       ----
KEMET Corporation           1993     3,313,477     4,534,392     1,220,915          17.63
Mobile Technology, Inc.     1992     3,117,525       692,212    (2,425,313)           N/A

       1992
       ----
Huntington Holdings, Inc.   1994     4,368,034     6,240,863     1,872,829          20.40

       1993
       ----
ENI Holding Corp.           1997     4,881,293     7,822,395     2,941,102          13.91
KB Alloys, Inc.             1995     2,880,217     4,279,396     1,399,179          18.32
KEMET Corporation           1993     1,695,575     1,804,351       108,776          26.41
Protection One, Inc.        1995       834,580     1,133,054       298,474          22.11

       1994
       ----
Canadian's Holdings, Inc.   1996     2,516,176       319,782    (2,196,394)           N/A

       1995
       ----
Canadian's Holdings, Inc.   1996     1,473,895        51,908    (1,421,987)           N/A

--------------------------------------------------------------------------------------------
     Totals                        $34,244,538   $40,762,352   $ 6,517,814           9.39%
--------------------------------------------------------------------------------------------

(1) Includes interest income, and fees and prepayment penalties, if applicable.
(2) Includes investment in subsidiaries, if applicable.



                                ----------------
                                      EIGHT

                    FIDUCIARY CAPITAL PENSION PARTNERS, L.P.
--------------------------------------------------------------------------------

                               EQUITY INVESTMENTS
                            REALIZED GAINS AND LOSSES

---------------------------------------------------------------------------------------------------
                                                                                        Internal
Year of Investment /           Year of                                     Gain          Rate of
Portfolio Company(1)         Realization       Cost        Proceeds       (Loss)          Return
---------------------------------------------------------------------------------------------------
     1990
     ----
Carr-Gottstein Foods Co.           1995   $   738,394   $ 1,197,018   $   458,624            9.78%
Neodata Corporation                1997        33,912       923,039       889,127           52.07

     1991
     ----
KEMET Corporation           1994 & 1995        49,965     3,753,147     3,703,182          115.43
Mobile Technology, Inc.            1992       363,630          --        (363,630)            N/A

     1992
     ----
Huntington Holdings, Inc.          1996        85,677     1,089,889     1,004,212           68.91
Neodata Corporation                1997       245,006       255,112        10,106            0.81

     1993
     ----
ENI Holding Corp.                  1997       670,147     2,745,910     2,075,763           34.60
KEMET Corporation                  1994       495,554       729,233       233,679           41.10
Protection One, Inc.               1995        82,420       124,163        41,743           21.02

     1994
     ----
Canadian's Holdings, Inc.          1996        34,821          --         (34,821)            N/A
---------------------------------------------------------------------------------------------------
     Totals                               $ 2,799,526   $10,817,511   $ 8,017,985           34.83%
---------------------------------------------------------------------------------------------------

(1)  Includes investment in subsidiaries, if applicable.


                                 --------------
                                      NINE

                    FIDUCIARY CAPITAL PENSION PARTNERS, L.P.
--------------------------------------------------------------------------------

                             SCHEDULE OF INVESTMENTS

SEPTEMBER 30, 1997 (UNAUDITED)

--------------------------------------------------------------------------------------------
PRINCIPAL
AMOUNT/                                    INVESTMENT     AMORTIZED             % OF TOTAL
SHARES          INVESTMENT                     DATE          COST        VALUE   INVESTMENTS
---------------------------------------------------------------------------------------------
MANAGED COMPANIES:
23,056 sh.    KEMET Corporation,
              Common Stock(1)*                07/11/91      $  8,170  $  703,929
--------------------------------------------------------------------------------------------
                                                               8,170     703,929        4.4%
--------------------------------------------------------------------------------------------
62,606 sh.    AR Accessories Group,
              Inc., Warrants to
              Purchase Class B
              Common Stock(2)*                07/30/92        85,909           1
22,608 sh.    AR Accessories Group,
              Inc., Class A Common
              Stock(2)*                       07/30/92       226,080     214,775
--------------------------------------------------------------------------------------------
                                                             311,989     214,776        1.3
--------------------------------------------------------------------------------------------
$5,023,926    Elgin National Industries, Inc.,
              13.00% Senior Subordinated
              Notes due 9/01/01(3)            09/24/93     4,950,241   4,950,241
5,876.1 sh.   ENI Holding Corp.,
              10.00% Preferred Stock
              due 12/31/01                    09/24/93       587,610     823,633
403.81sh.     ENI Holding Corp.,
              Class B Common Stock*           09/24/93        40,381     523,238
421.6 sh.     ENI Holding Corp.,
              Warrants to Purchase Class
              B Common Stock*                 09/24/93        42,156     501,160
--------------------------------------------------------------------------------------------
                                                           5,620,388   6,798,272       42.5
--------------------------------------------------------------------------------------------
$1,603,476    LMC Operating Corp.,
              12.00% Senior Subordinated
              Revolving Notes
              due 10/31/00(4)                 11/01/96     1,603,476   1,603,476
239,600 sh.   LMCOperating Corp., 7.00%
              Cumulative Redeemable
              Preferred Stock*                06/10/94     2,389,210   2,384,408
22.72 sh.     LMCOperating Corp.,
              Common Stock*                   02/09/96       454,399           1
47.92 sh.     LMCCredit Corp.,
              Common Stock*                   02/09/96             1           1
--------------------------------------------------------------------------------------------
                                                           4,447,086   3,987,886       25.0
--------------------------------------------------------------------------------------------

  The accompanying notes to financial statements are an integral part of this schedule.

                                ---------------
                                       TEN

                    FIDUCIARY CAPITAL PENSION PARTNERS, L.P.
--------------------------------------------------------------------------------
                       SCHEDULE OF INVESTMENTS (CONTINUED)



SEPTEMBER 30, 1997 (UNAUDITED)

--------------------------------------------------------------------------------------------
PRINCIPAL
AMOUNT/                                 INVESTMENT      AMORTIZED                % OF TOTAL
SHARES       INVESTMENT                    DATE            COST           VALUE  INVESTMENTS
---------------------------------------------------------------------------------------------
1,327 sh.    Mobile Technology, Inc.,    07/06/94 &
             Common Stock*               12/28/94         187,698         49,199
3,539 sh.    Mobile Technology, Inc.,
             Warrants to Purchase        07/06/94 &
             Common Stock(5)*            12/28/94          49,929         22,920
---------------------------------------------------------------------------------------------
                                                          237,627         72,119     0.5
---------------------------------------------------------------------------------------------
$1,290,000   R.B.M. Precision Metal
             Products, Inc., 13.00%
             Senior Subordinated
             Secured Notes due
             5/24/02(6)                  05/24/95       1,222,160      1,222,160
9,072.7 sh.  R.B.M. Precision Metal
             Products, Inc., Warrants
             to Purchase Common
             Stock*                      05/24/95          73,295         73,295
---------------------------------------------------------------------------------------------
                                                        1,295,455      1,295,455     8.1
---------------------------------------------------------------------------------------------
$3,265,920   Atlas Environmental, Inc.,
             13.50% Senior Subordinated
             Secured Notes due
             1/19/03(7)                  01/25/96       3,170,895              1
338,423 sh.  Atlas Environmental, Inc.,
             Warrants to Purchase
             Common Stock(8)*            01/25/96          33,842              1
---------------------------------------------------------------------------------------------
                                                        3,204,737              2     0.0
---------------------------------------------------------------------------------------------
   Total Investments in Managed
     Companies (90.4% of net assets)                   15,125,452     13,072,439    81.8
---------------------------------------------------------------------------------------------
TEMPORARY INVESTMENTS:
$2,900,000   Ford Motor Credit
             Corporation, 5.23%
             Notes due 10/01/97          09/16/97       2,900,000      2,900,000
---------------------------------------------------------------------------------------------
   Total Temporary Investments (20.1% of net assets)    2,900,000      2,900,000    18.2
---------------------------------------------------------------------------------------------
   Total Investments (110.5% of net assets)           $18,025,452    $15,972,439   100.0%
=============================================================================================



      The accompanying notes to financial statements are an integral part of this schedule.

                               ------------------
                                     ELEVEN

                    FIDUCIARY CAPITAL PENSION PARTNERS, L.P.
--------------------------------------------------------------------------------
                       SCHEDULE OF INVESTMENTS (CONTINUED)

(1) The KEMET Corporation common stock trades on the NASDAQ National Market System.

(2) Amity Leather Products Co. changed its corporate name to AR Accessories Group, Inc. during 1996.

(3) The notes will amortize in eight equal quarterly installments of $627,991 commencing on November 30, 1999.

(4) The Fund has committed to provide up to $1,632,960 of subordinated debt financing pursuant to the terms of these notes.

(5) The warrants have exercise prices of $19.30 per share (1,062 shares) and $34.30 per share (2,477 shares).

(6) The notes will amortize in three equal annual installments of $430,000 commencing on May 24, 2000.

(7) The notes will amortize in five equal annual installments of $653,184 commencing on January 19, 1999. The accrual of interest on the note was discontinued by the Fund effective April 20, 1996.

(8) The Atlas Environmental, Inc. common stock trades over the counter on a limited basis with quotations provided via the OTC Bulletin Board. The warrants have an exercise price of $8.00 per share.

*    Non-income producing security.






     The accompanying notes to financial statements are an integral part of this schedule.

                               ------------------
                                     TWELVE

                    FIDUCIARY CAPITAL PENSION PARTNERS, L.P.
--------------------------------------------------------------------------------

                                 BALANCE SHEETS

SEPTEMBER 30, 1997 AND DECEMBER 31, 1996 (UNAUDITED)

--------------------------------------------------------------------------------
                                                   1997           1996
--------------------------------------------------------------------------------
ASSETS:
  Investments:
    Portfolio investments, at value:
       Managed companies (amortized cost -
         $15,125,452 and $14,590,345,
          respectively)                      $ 13,072,439    $ 14,007,043
Temporary investments, at amortized cost        2,900,000       3,097,761
--------------------------------------------------------------------------------
       Total investments                       15,972,439      17,104,804
  Cash and cash equivalents                       271,655         234,305
Accrued interest receivable                       126,599          95,207
  Other assets                                     33,225           6,646
--------------------------------------------------------------------------------
    Total assets                             $ 16,403,918    $ 17,440,962
================================================================================
LIABILITIES:
  Payable to affiliates (Notes 2, 3 and 4)   $     77,176    $     47,368
  Accounts payable and accrued liabilities        427,342         418,781
  Distributions payable to partners             1,450,854         334,812
--------------------------------------------------------------------------------
    Total liabilities                           1,955,372         800,961
--------------------------------------------------------------------------------

COMMITMENTS AND CONTINGENCIES (NOTE 5)

NET ASSETS:
  Managing General Partner                        (45,139)        (23,225)
  Limited Partners (equivalent to $13.12
    and $15.08, respectively, per limited
    partnership unit based on 1,104,881
    units outstanding)                         14,493,685      16,663,226
--------------------------------------------------------------------------------
       Net assets                              14,448,546      16,640,001
--------------------------------------------------------------------------------
         Total liabilities and net assets    $ 16,403,918    $ 17,440,962
================================================================================


      The accompanying notes to financial statements are an integral part of these financial statements.

                                ----------------
                                    THIRTEEN

                    FIDUCIARY CAPITAL PENSION PARTNERS, L.P.
--------------------------------------------------------------------------------
                            STATEMENTS OF OPERATIONS

FOR THE THREE MONTHS ENDED SEPTEMBER 30, 1997 AND 1996 (UNAUDITED)

--------------------------------------------------------------------------------
                                                  1997         1996
--------------------------------------------------------------------------------
INVESTMENT INCOME:
   Income:
     Interest                                  $ 298,669    $ 409,862
--------------------------------------------------------------------------------
       Total investment income                 $ 298,669    $ 409,862
--------------------------------------------------------------------------------
   Expenses:
     Investment advisory fees (Note 2)            32,913       35,643
     Professional fees                            60,746       25,883
     Fund administration fees (Note 3)            29,581       29,581
     Administrative expenses (Note 3)             17,223       17,223
     Independent General Partner fees
       and expenses (Note 4)                      15,586       10,782
     Other expenses                                8,856        8,963
--------------------------------------------------------------------------------
       Total expenses                            164,905      128,075
--------------------------------------------------------------------------------
NET INVESTMENT INCOME                            133,764      281,787
--------------------------------------------------------------------------------
REALIZED AND UNREALIZED
   GAIN (LOSS) ON INVESTMENTS:
     Net realized gain (loss) on investments     888,114     (354,188)
     Net change in unrealized (loss) gain
       on investments                           (352,780)      38,023
--------------------------------------------------------------------------------
         Net gain (loss) on investments          535,334     (316,165)
--------------------------------------------------------------------------------
NET (DECREASE) INCREASE IN NET ASSETS
   RESULTING FROM OPERATIONS                   $ 669,098    $ (34,378)
================================================================================



       The accompanying notes to financial statements are an integral part of these financial statements.

                                ----------------
                                    FOURTEEN

                    FIDUCIARY CAPITAL PENSION PARTNERS, L.P.
--------------------------------------------------------------------------------

                            STATEMENTS OF OPERATIONS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1997 AND 1996 (UNAUDITED)

--------------------------------------------------------------------------------
                                                     1997         1996
--------------------------------------------------------------------------------
INVESTMENT INCOME:
   Income:
     Interest                                  $   860,164    $ 1,223,987
--------------------------------------------------------------------------------
       Total investment income                     860,164      1,223,987
--------------------------------------------------------------------------------
   Expenses:
     Investment advisory fees (Note 2)              89,666        112,827
     Professional fees                             125,209         94,758
     Fund administration fees (Note 3)              88,745         88,745
     Administrative expenses (Note 3)               51,671         51,671
     Independent General Partner fees
       and expenses (Note 4)                        36,586         37,918
     Other expenses                                 24,866         38,294
--------------------------------------------------------------------------------
       Total expenses                              416,743        424,213
--------------------------------------------------------------------------------
NET INVESTMENT INCOME                              443,421        799,774
--------------------------------------------------------------------------------
REALIZED AND UNREALIZED
   GAIN (LOSS) ON INVESTMENTS:
     Net realized gain (loss) on investments       955,312     (3,453,919)
     Net change in unrealized (loss) gain
        on investments                          (1,469,711)     3,213,055
--------------------------------------------------------------------------------
         Net loss on investments                  (514,399)      (240,864)
--------------------------------------------------------------------------------
NET (DECREASE) INCREASE IN NET ASSETS
   RESULTING FROM OPERATIONS                   $   (70,978)   $   558,910
================================================================================


       The accompanying notes to financial statements are an integral part of these financial statements.


                                ----------------
                                     FIFTEEN

                    FIDUCIARY CAPITAL PENSION PARTNERS, L.P.
--------------------------------------------------------------------------------
                            STATEMENTS OF CASH FLOWS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1997 AND 1996 (UNAUDITED)

------------------------------------------------------------------------------------
                                                              1997           1996
------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
   Net (decrease) increase in net assets
     resulting from operations                           $   (70,978)   $   558,910
Adjustments  to reconcile net (decrease) increase
      in net assets resulting from operations to net
      cash provided by operating activities:
        Accreted discount on portfolio investments           (27,028)       (35,256)
        Change in assets and liabilities:
           Accrued interest receivable                       (31,392)      (160,978)
Other assets                                                 (26,579)           759
Payable to affiliates                                         29,808         (4,759)
Accounts payable and accrued liabilities                      (2,556)         4,653
Net realized (gain) loss on investments                     (955,312)     3,453,919
Net change in unrealized loss (gain)
           on investments                                  1,469,711     (3,213,055)
------------------------------------------------------------------------------------
             Net cash provided by operating activities       385,674        604,193
------------------------------------------------------------------------------------
CASH FLOWS FROM INVESTING ACTIVITIES:
   Purchase of portfolio investments                        (786,996)    (3,655,003)
   Proceeds from dispositions of portfolio investments     1,245,348      1,106,335
   Sale of temporary investments, net                        197,761      3,153,506
------------------------------------------------------------------------------------
     Net cash provided by investing activities               656,113        604,838
------------------------------------------------------------------------------------
CASH FLOWS FROM FINANCING ACTIVITIES:
   Cash distributions paid to partners                    (1,004,437)    (1,087,785)
------------------------------------------------------------------------------------
     Net cash used in financing activities                (1,004,437)    (1,087,785)
------------------------------------------------------------------------------------
NET INCREASE IN CASH AND CASH EQUIVALENTS                     37,350        121,246
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD             234,305        175,768
------------------------------------------------------------------------------------
CASH AND CASH EQUIVALENTS AT END OF PERIOD               $   271,655    $   297,014
====================================================================================



       The accompanying notes to financial statements are an integral part of these financial statements.

                                 -------------
                                     SIXTEEN

                    FIDUCIARY CAPITAL PENSION PARTNERS, L.P.
--------------------------------------------------------------------------------
                       STATEMENTS OF CHANGES IN NET ASSETS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1997 AND
FOR THE YEAR ENDED DECEMBER 31, 1996 (UNAUDITED)

---------------------------------------------------------------------------------------
                                                               1997           1996
---------------------------------------------------------------------------------------
Increase in net assets resulting from operations:
   Net investment income                                 $    443,421    $    772,453
   Net realized gain (loss) on investments                    955,312      (3,453,919)
   Net change in unrealized (loss) gain on investments     (1,469,711)      2,311,373
---------------------------------------------------------------------------------------
     Net decrease in net assets resulting
        from operations                                       (70,978)       (370,093)
Repurchase of limited partnership units                            --      (1,440,340)
Distributions to partners from -
   Net investment income                                     (443,421)       (956,739)
   Realized gain on investments                              (966,431)       (465,859)
   Return of capital                                         (710,625)             --
---------------------------------------------------------------------------------------
     Total decrease in net assets                          (2,191,455)     (3,233,031)
Net assets:
   Beginning of period                                     16,640,001      19,873,032
---------------------------------------------------------------------------------------
   End of period (including no undistributed
     net investment income)                              $ 14,448,546    $ 16,640,001
=======================================================================================



       The accompanying notes to financial statements are an integral part of these financial statements.

                                ----------------
                                    SEVENTEEN

                    FIDUCIARY CAPITAL PENSION PARTNERS, L.P.
--------------------------------------------------------------------------------
                        SELECTED PER UNIT DATA AND RATIOS

                                             FOR THE THREE MONTHS     FOR THE NINE MONTHS
                                              ENDED SEPTEMBER 30,      ENDED SEPTEMBER 30,
----------------------------------------------------------------------------------------------
                                                 1997        1996       1997        1996
----------------------------------------------------------------------------------------------
PER UNIT DATA:
 Investment income                         $      .27   $      .34   $       .77  $     1.01
 Expenses                                        (.15)        (.11)         (.37)       (.35)
----------------------------------------------------------------------------------------------
   Net investment income                          .12          .23           .40         .66
 Net realized gain (loss) on investments          .80         (.28)          .86       (2.85)
 Net change in unrealized (loss) gain
   on investments                                (.32)         .03         (1.32)       2.66
 Distributions declared to partners             (1.30)        (.30)        (1.90)       (.90)
----------------------------------------------------------------------------------------------
   Net decrease in net asset value               (.70)        (.32)        (1.96)       (.43)
     Net asset value:
       Beginning of period                      13.82        16.50         15.08       16.61
----------------------------------------------------------------------------------------------
       End of period                       $    13.12   $    16.18   $     13.12  $    16.18
----------------------------------------------------------------------------------------------
RATIOS (ANNUALIZED):
 Ratio of expenses to average net assets         4.45%        2.62%        3.58%        2.87%
 Ratio of net investment income to
   average net assets                            3.61%        5.77%        3.81%        5.41%
Number of limited partnership units at
   end of period                            1,104,881    1,196,564    1,104,881    1,196,564


        The accompanying notes to financial statements are an intergral part of these selected per unit data and ratios.

                                 --------------
                                    EIGHTEEN

                    FIDUCIARY CAPITAL PENSION PARTNERS, L.P.
--------------------------------------------------------------------------------

                          NOTES TO FINANCIAL STATEMENTS

SEPTEMBER 30, 1997 (UNAUDITED)

1.   GENERAL

     The accompanying unaudited interim financial statements include all adjustments (consisting solely of normal recurring adjustments) which are, in the opinion of FCM Fiduciary Capital Management Company ("FCM"), the Managing General Partner of the Fund, necessary to fairly present the financial position of the Fund as of September 30, 1996 and the results of its operations, changes in net assets and its cash flows for the periods then ended.

     These financial statements should be read in conjunction with the Significant Accounting Policies and other Notes to Financial Statements included in the Fund's annual audited financial statements for the year ended December 31, 1996.

2.   INVESTMENT ADVISORY FEES

     As compensation for its services as investment adviser, FCM receives a subordinated monthly fee at the annual rate of 1% of the Fund's available capital, as defined in the Partnership Agreement. Investment advisory fees of $89,666 were paid by the Fund for the nine months ended September 30, 1997.

3.   FUND ADMINISTRATION FEES

     As compensation for its services as fund administrator, FCM receives a monthly fee at the annual rate of .45% of net proceeds available for investment, as defined in the Partnership Agreement. Fund administration fees of $88,745 were paid by the Fund for the nine months ended September 30, 1997. FCM is also reimbursed, subject to various limitations, for administrative expenses incurred in providing accounting and investor services to the Fund. The Fund reimbursed FCM for administrative expenses of $51,671 for the nine months ended September 30, 1997.

4.   INDEPENDENT GENERAL PARTNER FEES AND EXPENSES

     As compensation for services rendered to the Fund, each of the Independent General Partners receives from the Fund and Fiduciary Capital Partners, L.P., an affiliated fund, (collectively, the "Funds") an annual fee of $30,000, payable monthly in arrears, together with all out-of-pocket expenses. Each Fund's allocation

                                ----------------
                                    NINETEEN

                    FIDUCIARY CAPITAL PENSION PARTNERS, L.P.
--------------------------------------------------------------------------------
                    NOTES TO FINANCIAL STATEMENTS (CONTINUED)



of these fees and expenses is based on the relative number of outstanding Units. Fees and expenses paid by the Fund for the nine months ended September 30, 1997 totaled $36,586.

5.   CONTINGENCIES

     On October 3, 1996, the Fund commenced an adversary proceeding in the Canadian's Holdings, Inc. ("Canadian's") Chapter 11 bankruptcy case against Finova Capital Corporation ("Finova"), Benson Selzer and Joseph Eiger. On March 19, 1997, the Bankruptcy Court denied the Fund's claim. As a result of the Court's decision, the Fund dropped this litigation, while preserving its rights to pursue litigation against Finova at a later date. Beginning July 1, 1997, the Fund began accruing additional reserves at a 12% annualized rate, or $11,119 for the three months ended September 30, 1997.

     FCM believes that any potential liability to the Fund resulting from Canadian's outstanding sales tax liabilities will not have any material adverse effect on the Fund's financial condition, beyond the reserve that has been established.

                   *    *    *    *    *    *    *     *

                                OTHER INFORMATION

LMC has a defined contribution pension plan (the "Plan"), which was closed in 1995. The previous trustees of the Plan failed to assure that the Plan was properly funded, in an amount equal to approximately $600,000. Including penalties and interest, this amount could now total as much as $1,800,000. In order to rectify this problem, LMC has made demands on all previous trustees of the Plan and the previous controlling shareholders that these parties make the necessary payments to the Plan. While we believe that it is clear that these other parties are obligated to make the payments, it is possible that LMC may be required by the Internal Revenue Service ("IRS") to fund the deficiencies before the amounts can be collected from the responsible parties. The Board of LMC has authorized manangement to file suit against these parties, including Mr. Wallace, who currently owns approximately 50% of LMC's common stock, if payment is not forthcoming on a timely basis. LMC has received notice of an IRS audit. If the IRS requires LMC to fund the underpayments and the related penalties and interest, it will put pressure on LMC's working capital availability and possibly slow the introduction of the new Skid Trak.



                                 --------------
                                     TWENTY

                    FIDUCIARY CAPITAL PENSION PARTNERS, L.P.
--------------------------------------------------------------------------------

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                       FINANCIAL CONDITION AND RESULTS OF
                                   OPERATIONS

LIQUIDITY AND CAPITAL RESOURCES

     As of September 30, 1997, the Fund held portfolio investments in seven Managed Companies, with an aggregate cost of approximately $15.1 million. The value of these portfolio investments, which were made from net offering proceeds and the reinvestment of proceeds from the sale of other portfolio investments, represents approximately 90.4% of the Fund's net assets. When acquired, these portfolio investments generally consisted of high-yield subordinated debt, linked with an equity participation or a comparable participation feature in middle market companies. These securities were typically issued in private placement transactions and are subject to certain restrictions on transfer or sale, thereby limiting their liquidity. A number of the portfolio companies have prepaid their subordinated debt that the Fund held. In addition, three of the portfolio companies have successfully completed initial public offerings ("IPOs") of their stock. The Fund has sold the stock it held in these three companies, except for a portion of its KEMET Corporation ("KEMET") stock.

     As of September 30, 1997, the Fund's remaining assets were invested in short-term commercial paper. These funds are available to fund follow-on investments, for distribution to the partners or to fund the annual repurchase offer.

     Pursuant to the terms of the Fund's periodic unit repurchase policy that was adopted by the Fund's Limited Partners during 1993, the Fund annually offers to purchase from its Limited Partners up to 7.5% of its outstanding Units for an amount equal to the current net asset value per Unit, net of a fee (not to exceed 2%) to be retained by the Fund to offset expenses incurred in connection with the repurchase offer. If the number of tendered Units in any year exceeds 7.5% of the outstanding Units, the Fund's General Partners may vote to repurchase up to an additional 2% of the outstanding Units. The 1997 repurchase offer was mailed to the Limited Partners on October 6, 1997. The actual redemption of tendered Units will occur on November 21, 1997.

     During November 1996, the Fund agreed to provide up to $1,632,960 of additional subordinated debt to LMC Operating Corp. ("LMC"), of which $816,480 was advanced at that time. The Fund advanced an additional $786,996 during 1997. This follow-on investment consists of 12% Senior Subordinated Revolving Notes due October 31, 2000.

                                ----------------
                                   TWENTY-ONE

                    FIDUCIARY CAPITAL PENSION PARTNERS, L.P.
--------------------------------------------------------------------------------


     Accrued interest receivable increased $31,392 from $95,207 at December 31, 1996 to $126,599 at September 30, 1997. This increase resulted primarily from the accrued interest related to the additional LMC subordinated debt, which is discussed in the preceding paragraph.

     Other assets increased $26,579 from $6,646 at December 31, 1996 to $33,225 at September 30, 1997. This increase resulted primarily from an increase in prepaid insurance associated with a new liability insurance policy for the Fund's general partners.

     Payable to affiliates increased $29,808 from $47,368 at December 31, 1996 to $77,176 at September 30, 1997. This increase resulted primarily from the $32,500 annual premium that is payable with respect to the new liability insurance policy for the Fund's general partners.

     Distributions payable to partners increased $1,116,042 from $334,812 at December 31, 1996 to $1,450,854 at September 30, 1997. This increase represents the special distribution of proceeds from the sale of the Fund's Neodata Corporation ("Neodata") investment. This special distribution, which is equal to $1.00 per Unit, will be paid along with the regular quarterly distribution of $.30 per Unit on November 14, 1997 to investors of record on September 30, 1997.

     During the nine months ended September 30, 1997, the Fund paid cash distributions pertaining to the fourth quarter of 1996 and the first and second quarters of 1997, each in the amount of $334,812. These quarterly distributions were equal to $.30 per Unit and represent an annualized rate equal to 6.0% of contributed capital.

     The Fund's investment period ended on December 31, 1995. Although the Fund is permitted to make additional investments in existing portfolio companies after 1995, the Fund is no longer permitted to acquire investments in new portfolio companies. This will impact the amount of the Fund's quarterly distributions for 1997 and subsequent years because all proceeds from dispositions or maturities of investments will be distributed to investors, except to the extent the cash is needed to fund the annual repurchase offer or to fund any follow-on investments that the Fund may make in existing portfolio companies.



                                ----------------
                                   TWENTY-TWO

                    FIDUCIARY CAPITAL PENSION PARTNERS, L.P.
--------------------------------------------------------------------------------

RESULTS OF OPERATIONS

                         INVESTMENT INCOME AND EXPENSES

     The Fund's net investment income was $133,764 for the three months ended September 30, 1997 as compared to net investment income of $281,787 for the corresponding period of the prior year. Net investment income per limited partnership unit decreased from $.23 to $.12 and the ratio of net investment income to average net assets decreased from 5.77% to 3.61% for the three months ended September 30, 1997 as compared to the corresponding period of the prior year.

     The Fund's net investment income was $443,421 for the nine months ended September 30, 1997 as compared to net investment income of $799,774 for the corresponding period of the prior year. Net investment income per limited partnership unit decreased from $.66 to $.40 and the ratio of net investment income to average net assets decreased from 5.41% to 3.81% for the nine months ended September 30, 1997 as compared to the corresponding period of the prior year.

     Net investment income for the three months ended September 30, 1997 decreased both as a result of a decrease in investment income and an increase in total expenses. Net investment income for the nine months ended September 30, 1997 decreased primarily as a result of a decrease in investment income. The decrease in investment income for the nine months ended September 30, 1997 was partially offset by a small decrease in total expenses.

     Investment income decreased $111,193 and $363,823, or 27.1% and 29.7%, for the three and nine month periods ended September 30, 1997 as compared to the corresponding periods of the prior year. These decreases resulted primarily from the Atlas Environmental, Inc. ("Atlas") Chapter 11 bankruptcy filing and the related decision to discontinue accruing the interest due on the Atlas notes held by the Fund. The Fund's total investments also decreased as a result of the Fund's repurchase of 7.66% of its Units during the fourth quarter of 1996.

     Total expenses increased $36,830, or 28.8%, for the three months ended September 30, 1997 as compared to the corresponding period of the prior year. This increase resulted primarily from increases in professional fees and Independent General Partner fees and expenses. These increases were partially offset by a decrease in investment advisory fees.

     Total expenses decreased $7,470, or 1.8%, for the nine months ended September 30, 1997 as compared to the corresponding period of the prior year.


                               ------------------
                                  TWENTY-THREE

                    FIDUCIARY CAPITAL PENSION PARTNERS, L.P.
--------------------------------------------------------------------------------


This decrease resulted primarily from decreases in investment advisory fees and other expenses. These decreases were partially offset by an increase in professional fees.

     Professional fees increased during both the three and nine month periods ended September 30, 1997 because of fees incurred in connection with the Fund's analysis of a proposal pursuant to which its Units would have been exchanged for shares in a newly-formed Delaware Business Trust. FCM has decided not to pursue this proposal at this time.

     Independent General Partner fees and expenses increased during the three months ended September 30, 1997 because the Fund was obligated to pay fees and expenses to both incoming and outgoing Independent General Partners during the transistion period during which new Independent General Partners were being elected.

     The investment advisory fees paid to FCM decreased during both the three and nine month periods ended September 30, 1997, primarily as a result of the direct receipt by FCM of consulting fees from LMC, one of the Fund's portfolio companies during the first quarter of 1996 and as a result of the repurchase of Units during November 1996. Pursuant to the terms of the Fund's investment advisory agreement with FCM, the investment advisory fees payable to FCM by the Fund are reduced by the amount of any fees that FCM receives directly from any of the Fund's portfolio companies. The repurchase of Units decreased the amount of the Fund's available capital (as defined in the Partnership Agreement) which is the base with respect to which the investment advisory fees are calculated.

     Other expenses decreased during the nine months ended September 30, 1997 primarly as a result of consulting fees and expenses paid during 1996 in connection with the Canadian's bankruptcy proceedings.


                        NET REALIZED GAIN ON INVESTMENTS

     The net realized gain for the three months ended September 30, 1997 consisted of a gain on sale of the Fund's Neodata investment and a realized loss on the Fund's Canadian's investment. The net realized gain for the nine months ended September 30, 1997 also included a gain from the sale of the Fund's investment in Huntington Holdings, Inc. ("Huntington").


                               -----------------
                                   TWENTY-FOUR

                    FIDUCIARY CAPITAL PENSION PARTNERS, L.P.
--------------------------------------------------------------------------------


     The Fund has owned an equity position in Neodata since 1990, which it acquired at a cost of $278,917. In addition, the Fund previously owned Neodata subordinated notes, which were prepaid during May 1993.

     During August 1997, Electronic Data Systems Corporation ("EDS") offered to purchase all of Neodata's stock that it did not already own. Hicks Muse, the owner of a controlling portion of Neodata's common stock, accepted the offer. The purchase by EDS closed on September 2, 1997. The Fund received $1,178,150 of cash proceeds from the sale of its Neodata stock, resulting in a realized gain of $899,233.

     Beginning July 1, 1997, the Fund began accruing additional Canadina's sale tax related reserves at a 12% annualized rate, or $11,119 for the three months ended September 30, 1997. This additional accrued amount was recorded as an additional realized loss in the Fund's Statements of Operations.

     During December 1995, Huntington entered into a letter of intent, under the terms of which all Huntington stock would be sold for cash. The sale was consummated during February 1996. The Fund's share of the actual sales proceeds totaled $1,247,229, of which $1,089,896 was received during February 1996, with the balance held by the buyer in escrow. A portion of the escrowed funds was used to pay various transaction expenses and the Fund received additional distributions of $16,439 and $67,198 during September 1996 and May 1997, respectively. The remaining balance will continue to be held in escrow until February 1998 to be available to fund any contingent purchase price adjustments and as collateral for potential claims of the buyer with respect to representations made by the selling shareholders, including the Fund. The Fund recognized realized gains of $1,020,657 and $67,198 from this transaction during 1996 and the second quarter of 1997, respectively. Additional gain will be recognized if, and when, the Fund actually receives a distribution of any of the remaining escrowed funds.


                    NET UNREALIZED GAIN (LOSS) ON INVESTMENTS

     FCM values the Fund's portfolio investments on a weekly basis utilizing a variety of methods. For securities that are publicly traded and for which market quotations are available, valuations are set by the closing sales, or an average of the closing bid and ask prices, as of the valuation date.

     Fair value for securities that are not traded in any liquid public markets or

                               ------------------
                                   TWENTY-FIVE

                    FIDUCIARY CAPITAL PENSION PARTNERS, L.P.
--------------------------------------------------------------------------------


that are privately held are determined pursuant to valuation policies and procedures that have been approved by the Independent General Partners and are subject to their supervision. There is a range of values that are reasonable for such investments at any particular time. Each such investment is valued initially based upon its original cost to the Fund ("cost method"). The cost method is used until significant developments affecting the portfolio company provide a basis for use of an appraisal valuation. Appraisal valuations are based upon such factors as the portfolio company's earnings, cash flow and net worth, the market prices for similar securities of comparable companies and an assessment of the portfolio company's future financial prospects. In a case of unsuccessful operations, the appraisal may be based upon liquidation value. Appraisal valuations are necessarily subjective. The Fund also may use, when available, third-party transactions in a portfolio company's securities as the basis of valuation ("private market method"). The private market method is used only with respect to completed transactions or firm offers made by sophisticated, independent investors.

     As of December 31, 1996, the Fund had recorded $1,321,710 of unrealized gain and $1,905,012 of unrealized loss on investments. Therefore, as of December 31, 1996, the Fund had recorded a total net unrealized loss on investments of $583,302.

     The net increase in unrealized loss on investments during the three and nine month periods ended September 30, 1997 and the cumulative net unrealized loss on investments as of September 30, 1997, consisted of the following components:

                                         Unrealized Gain (Loss) Recorded
--------------------------------------------------------------------------------------------
                                   During the Three     During the Nine
                                    Months Ended         Months Ended           As of
     Portfolio Company           September 30, 1997   September 30, 1997  September 30, 1997
--------------------------------------------------------------------------------------------
Unrealized net loss recorded
  during prior periods with respect
  to the investments disposed of
  during the period                  $   278,915          $   278,915      $          -
KEMET                                    128,970              172,200           695,759
ARA                                            -             (703,412)          (97,213)
Elgin / ENI                               14,690              985,932         1,177,884
LMC                                            -                    -          (459,200)
MTI                                       25,823               21,613          (165,508)
Atlas                                   (801,178)          (2,224,959)       (3,204,735)
----------------------------------------------------------------------------------------------
                                     $  (352,780)         $(1,469,711)     $ (2,053,013)
==============================================================================================

     KEMET completed an IPO of its common stock during 1992. The stock,


                             ---------------------
                                   TWENTY-SIX

                    FIDUCIARY CAPITAL PENSION PARTNERS, L.P.
--------------------------------------------------------------------------------

which trades on the NASDAQ National Market System, closed at $30.53125 (an average of the closing bid and ask prices) on September 30, 1997. This price is up from the closing prices of $23.0625 on December 31, 1996 and $24.9375 on June 30, 1997. Based on the $30.53125 closing trading price of the common stock, the 23,056 shares of common stock that the Fund held at September 30, 1997 had a market value of $703,929.

     AR Accessories Group, Inc. ("ARA") reported significantly reduced earnings and cash flow from operations for its most recent fiscal year. In addition, the price earnings ratios of comparable companies in its industry have declined recently. As a result of these factors, the ARA warrants and common stock were written down in value by $703,412 at March 31, 1997.

     During June 1997, the Fund received a written offer from ENI Holding Corp. ("ENI") management to prepay the Fund's subordinated debt, redeem the Fund's preferred stock and purchase the Fund's Class B common stock and warrants. The offer, which was contingent on management's ability to secure adequate financing on satisfactory terms, was reviewed by all of the subordinated debt holders and rejected as inadequate. As a result of this offer, the Fund wrote the Class B common stock and warrants up in value at June 30, 1997 by $941,861 to an amount equal to 80% of the price offered by management. In recent weeks, ENI management has made an improved offer, which is currently under consideration and negotiation. In addition, the ENI preferred stock is being written up in value quarterly to reflect the accrual of the cumulative 10% preferential dividend.

     LMC experienced significant operating problems after the Fund acquired its LMC investment during 1994 and the Fund was involved in a restructuring of its LMC investment during 1995. In the restructuring, the Fund's existing LMC subordinated debt and warrants were converted into preferred stock and the Fund purchased $454,400 of new common stock. As a result of LMC's operational difficulties and the fact that the Fund's investment was converted from debt securities to equity securities, the Fund wrote its LMC investment down by $459,200 during 1995.

     The MTI common stock was written down in value during 1994 based upon an independent third party valuation of the company that was obtained by MTI's management. During August 1996, MTI consummated a financial restructuring pursuant to which a substantial amount of its corporate debt was converted to equity. In the restructuring, the existing shareholders, including the Fund, received a reduced number of shares of common stock, along with warrants to

                             ----------------------
                                  TWENTY-SEVEN

                    FIDUCIARY CAPITAL PENSION PARTNERS, L.P.
--------------------------------------------------------------------------------


purchase additional common stock. The Fund's valuation of its MTI investment was reduced by $4,210 at March 31, 1997 and increased by $25,823 at September 30, 1997 based upon an analysis of MTI's reported earnings and cash flows.

     The companies that Atlas acquired during 1996 with the proceeds of the Fund's subordinated debt investment have not performed as well as expected. As a result, Atlas defaulted on certain financial covenants in its agreements with its senior lender and with the Fund. The senior lender, the Bank of New York, reacted to the covenant defaults by limiting Atlas' availability under its revolving credit facility and by instructing Atlas not to pay the quarterly interest payments that were due on the Fund's subordinated debt, beginning in July 1996. In accordance with the intercreditor agreement between the Fund and the Bank of New York, the bank could block payments on the Fund for up to 180 days.

     During August 1996, Atlas entered into a letter of intent, under the terms of which some of the company's businesses would be sold for cash. On November 5, 1996, the purchaser notified Atlas that it wanted to renegotiate the terms of the transaction, including a reduction in the purchase price. Atlas management was unable to reach a revised agreement with the purchaser and Atlas remained in default on its debt. On January 17, 1997, Atlas filed for Chapter 11 bankruptcy protection. Atlas is currently developing a plan of reorganization for submission to the bankruptcy court that provides for the continued operation of its businesses, including a series of strategic asset acquisitions and dispositions.

     As a result of these developments, the Fund stopped accruing interest on its Atlas investment effective April 20, 1996 and recorded writedowns of $979,776, $1,423,781 and $801,178 in the carrying value of the investment during the fourth quarter of 1996 and the second and third quarters of 1997, respectively. The remaining carrying value of the Fund's Atlas investment is $2.

     FCM continually monitors both the Fund's portfolio companies and the markets, and continually evaluates the decision to hold or sell its traded securities.


                               ------------------
                                  TWENTY-EIGHT